EXHIBIT 99.1
February 16, 2011

Eagle Rock Provides Update Regarding Its Shut-In East Texas Oil and Gas Production

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it was notified by Tristream Energy, LLC, the owner and operator of the Eustace processing facility, that inclement weather in East Texas has caused delays in returning the plant to service.  The Eustace facility processes the majority of the Partnership’s East Texas oil and gas production, which remains shut-in at this time.

Eagle Rock previously announced on December 20, 2010 that its East Texas oil and gas production would be shut-in until mid-February 2011, based on estimates provided by Tristream at that time.  Tristream now expects to restart the plant within the coming weeks.  Eagle Rock will provide further updates related to its East Texas oil and gas production as they become available.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance & Investor Relations